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                                                                   EXHIBIT 4.1


                  CONSENT NO. 1, dated as of November 13, 1998 (this "Consent"), under the Second Amended and Restated Credit Agreement, dated as of April 25, 1997 (the "Credit Agreement"), among Sybron International Corporation, a Wisconsin corporation (the "Parent"), Ormco Corporation, a Delaware corporation ("Ormco"), Kerr Corporation, a Delaware corporation ("Kerr"), Nalge Nunc International Corporation, a Delaware corporation ("NNI"), Erie Scientific Company, a Delaware corporation ("Erie"), Barnstead Thermolyne Corporation, a Delaware corporation ("Barnstead"; Ormco, Kerr, NNI, Erie and Barnstead are collectively referred to herein as the "Subsidiary Borrowers"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), Chase Securities, Inc., as Arranger, and The Chase Manhattan Bank, a New York banking corporation, as administrative agent for the Lenders thereunder (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H:


                  WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Parent and the Subsidiary Borrowers; and

                  WHEREAS, the Parent and the Subsidiary Borrowers have requested that the Administrative Agent and the Lenders consent to matters regarding certain provisions of the Credit Agreement; and

                  WHEREAS, the Administrative Agent and the Lenders are willing to agree to such request on the terms and conditions contained herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          I. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          II. Consent. (a) The Administrative Agent and the Lenders hereby consent, notwithstanding the provisions of Section 7.6 of the Credit Agreement, to the proposed sale of Nalge Process Technologies Group, Inc. ("NPT") as described on Annex 1 hereto, and that the Net Proceeds of such sale of NPT shall not be counted towards the $25,000,000 limit on asset sales and other dispositions set forth in subsection 7.6(e), provided that 100% of the Net Proceeds of the sale of NPT shall be applied to the prepayment of the Term Loans as provided in paragraph (b) below, and provided, further that no Default or Event of Default shall have occurred and be continuing at the time of such sale.
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          (b) Notwithstanding the provisions of Section 2.15(c) of the Credit
Agreement, so long as no Default or Event of Default has occurred and is continuing or would result herefrom, the Company shall be entitled to apply up to $60,000,000 of the Net Proceeds of the sale of NPT to the outstanding installments of principal with respect to Term Loans scheduled to be paid pursuant to subsection 2.12 immediately succeeding the date of such prepayment, provided that 100% of any Net Proceeds therefrom in excess of $60,000,000 shall be applied as set forth in Section 2.15(c).

          III. Conditions to Effectiveness. This Consent shall become effective on the date (the "Consent Effective Date") on which (i) the Parent, the Subsidiary Borrowers, the Administrative Agent and the Majority Lenders shall have executed and delivered to the Administrative Agent this Consent and
(ii) the Parent shall have paid to the Administrative Agent and the Lenders consenting hereto the fees specified elsewhere with respect to this Consent.

          IV.     General

          1. Representation and Warranties. To induce the Administrative Agent and the Lenders parties hereto to grant this Consent, the Parent and the Subsidiary Borrowers hereby represent and warrant to the Administrative Agent and all of the Lenders as of the Consent Effective Date that the representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects on and as of the Consent Effective Date, before and after giving effect to the effectiveness of this Consent, as if made on and as of the Consent Effective Date and no Default or Event of Default shall have occurred and be continuing.

          2. Payment of Expenses. The Parent and the Subsidiary Borrowers agree to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and reasonable expenses incurred in connection with this Consent, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

          3. Continuing Effect of Credit Agreement. Except for this Consent, the Credit Agreement is and shall remain in full force and effect. This Consent shall be a Loan Document.

          4. GOVERNING LAW. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          5. Counterparts. This Consent may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Consent may be delivered by facsimile transmission of the relevant signature pages hereof.


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          IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                                               SYBRON INTERNATIONAL CORPORATION

                                               By:  s/ John Buono
                                                  ------------------------------
                                               Title:  Assistant Treasurer


                                               ORMCO CORPORATION

                                               By:  s/ John Buono
                                                  ------------------------------
                                               Title:  Assistant Treasurer


                                               KERR CORPORATION

                                               By:  s/ John Buono
                                                  ------------------------------
                                               Title:  Assistant Treasurer


                                               NALGE NUNC INTERNATIONAL
                                                CORPORATION

                                               By:  s/ John Buono
                                                  ------------------------------
                                               Title:  Assistant Treasurer


                                               ERIE SCIENTIFIC COMPANY

                                               By:  s/ John Buono
                                                  ------------------------------
                                               Title:  Assistant Treasurer